EXHIBIT 23.2

Messineo & Co, CPAs, LLC 2471 N McMullen Booth Rd Ste. 302 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 Amendment 3 is a part, of the report dated September 30, 2013 relative to the financial statements of Halex Energy Corporation, as of December 31, 2012 and for the period January 20, 2011 (date of inception) through December 31, 2012.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Messineo & Co, CPAs LLC
Clearwater, Florida
November 11, 2013